Exhibit 99.1

bluebird bio Reports Third Quarter 2022 Financial Results and Highlights Operational Progress

– Commercial launch of ZYNTEGLO® (betibeglogene autotemcel) underway; on track for first apheresis in the fourth quarter of 2022 –

– Chris Krawtschuk appointed chief financial officer –

– Ended quarter with $186M in cash and cash equivalents, marketable securities and restricted cash –

SOMERVILLE, Mass. – November 7, 2022 – bluebird bio, Inc. (NASDAQ: BLUE) (“bluebird bio” or the “Company”) today reported financial results and business highlights for the third quarter ended September 30, 2022 and shared recent operational progress.

"The third quarter officially launched bluebird bio as a commercial gene therapy company, following FDA approvals of ZYNTEGLO for beta-thalassemia and SKYSONA for cerebral adrenoleukodystrophy," said Andrew Obenshain, CEO bluebird bio. "Positive momentum continues to build through the ZYNTEGLO launch and we are on track to complete our first cell collection this quarter. Additionally, we are readying SKYSONA for commercial availability and are on track to file our biologics licensing application for lovo-cel for sickle cell disease in Q1 2023. As a result of milestones in the quarter, we are adjusting our fourth quarter 2022 financial guidance to account for post-marketing commitment expenses and increased investment in current and upcoming launches, which will enable the Company to fully benefit from its first-in-class position. Today, we are also very pleased to welcome Chris Krawtschuk as bluebird's next chief financial officer. Chris brings significant experience leading and advising financial and capital strategies for a multitude of commercial organizations and will play a critical role in our financing strategy and the evolution of bluebird's balance sheet as a commercial company."

RECENT HIGHLIGHTS

ZYNTEGLO FDA APPROVAL AND COMMERCIAL LAUNCH PROGRESS

•On August 17, 2022, the U.S. Food and Drug Administration (FDA) approved ZYNTEGLO® (betibeglogene autotemcel), the first one-time gene therapy custom-designed to treat the underlying genetic cause of beta‑thalassemia in adult and pediatric patients who require regular red blood cell (RBC) transfusions.

•Following approval, the Company has made significant progress on its first US commercial launch and remains on track for first apheresis (cell collection) in the fourth quarter of this year. Two months post approval, 27 patients have initiated benefits verification and approximately one-third of those patients have progressed to prior authorization. While we anticipate that not all patients will proceed with treatment, these early indicators demonstrate significant demand across a rare disease population. Of note, the process to initiate gene therapy treatment once a patient and their provider have decided it is right for them may take several weeks as the patient completes the consent process, benefits verification and prior authorization.

•bluebird has completed activation of all wave one qualified treatment centers (QTCs) and the Company’s QTC network is on track to reach low double digits by the end of the year, as previously guided. In addition to the Company’s planned list of QTCs, bluebird has received inbound requests for inclusion in its QTC network from more than 30 adult and pediatric institutions, demonstrating eagerness to treat. bluebird’s hemoglobinopathies QTC footprint is expected to scale to 40-50 centers by the end of 2023 and is designed to maximize the beta-thalassemia launch and prepare for the potential future launch of lovotibeglogene autotemcel (lovo-cel) for sickle cell disease (SCD), pending regulatory approval.

•To date, the Company has signed outcomes-based agreements with pharmacy benefit managers (PBMs) representing more than 40 national and regional plans. Additionally, to date 12 payers have issued medical coverage policies that are favorably aligned to ZYNTEGLO’s clinical evidence base.

SKYSONA FDA APPROVAL AND COMMERCIAL LAUNCH PROGRESS

•On September 16, 2022, the U.S. FDA granted Accelerated Approval for SKYSONA® (elivaldogene autotemcel) to slow the progression of neurologic dysfunction in boys 4-17 years of age with early, active cerebral adrenoleukodystrophy (CALD).

•Concurrent with the FDA approval, the previous clinical hold on the eli-cel clinical development program was lifted.

•Since approval, bluebird has activated three QTCs to treat patients with CALD. The Company anticipates commercial readiness for SKYSONA in the fourth quarter of 2022.

BETA-THALASSEMIA AND SICKLE CELL DISEASE DATA AT ASH 2022
Updates on the Company’s beta-thalassemia and sickle cell disease clinical development programs will be presented at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition, taking place December 10-13, 2022 at the Ernest N. Morial Convention Center in New Orleans, Louisiana.

•BETA-THALASSEMIA DATA
◦Poster (#2348): Long Term Outcomes of 63 Patients with Transfusion-Dependent β-Thalassemia (TDT) Followed Up to 7 Years Post-Treatment with betibeglogene autotemcel (beti-cel) Gene Therapy and Exploratory Analysis of Predictors of Successful Treatment Outcomes in Phase 3 Trials
◦Presenting Author: Mark C. Walters, MD, Medical Director, Jordan Family Center for BMT & Cellular Therapies Research, UCSF Benioff Children’s Hospital Oakland, Oakland, CA
◦Date/Time: Sunday, December 11, 2022, 6:00 PM - 8:00 PM

◦Poster (#3665): Long-Term Patient-Reported Outcomes Following Treatment with Betibeglogene Autotemcel in Patients with Transfusion-Dependent β-Thalassemia
◦Presenting Author: Professor Franco Locatelli, Director, Department of Pediatric Hematology and Oncology, Ospedale Pediatrico Bambino Gesù, Rome, Italy
◦Date/Time: Monday, December 12, 2022, 6:00 PM - 8:00 PM

•SICKLE CELL DISEASE DATA
◦Oral Presentation (#11): lovo-cel (bb1111) Gene Therapy for Sickle Cell Disease: Updated Clinical Results and Investigations into Two Cases of Anemia from Group C of the Phase 1/2 HGB-206 Study

◦Presenting Author: Mark C. Walters, MD, Medical Director, Jordan Family Center for BMT & Cellular Therapies Research, UCSF Benioff Children’s Hospital Oakland, Oakland, CA
◦Date/Time: Saturday, December 11, 2022, 10:30 AM

Abstracts are now live on the ASH website.

MANAGEMENT UPDATE
•Effective today, following the filing of the Company’s 10-Q with the SEC, Chris Krawtschuk has been appointed Chief Financial Officer (CFO). Chris joins bluebird from Jubilant Pharma, a global integrated pharmaceutical company, where he was CFO. He brings over 25 years of experience in finance, accounting, tax, strategy, business development, and capital allocation for commercial execution. Prior to Jubilant, Chris was the CFO of MorphoSys US and VP Global Lead Business Unit Controller at Pfizer. Earlier in his career Chris spent 15 years at PwC, finishing his tenure as Managing Director in PwC’s Capital Markets and Accounting Advisory practice.

Interim CFO Katherine Breedis will continue to lead strategic finance initiatives for bluebird and partner with Chris through a transition period; thereafter, she will continue to serve as a strategic advisor.

NEW LABORATORY SPACE
•bluebird today announced that the Company has signed a 3-year sublease for 42,000 square feet of lab space located at 100 Hood Park Drive in Charlestown, MA, in close proximity to the Company’s Somerville corporate headquarters. bluebird expects to move all lab birds from its Cambridge location and assume occupancy of the Charlestown space by mid-2023. The new lab space is expected to result in approximately $3 million in annual cost savings beginning in 2024.

UPCOMING ANTICIPATED MILESTONES

COMMERCIAL
•ZYNTEGLO: Consistent with previous guidance, the Company anticipates the first commercial ZYNTEGLO infusion in Q1 2023. The Company will realize revenue upon infusion.
•SKYSONA: bluebird anticipates commercial readiness for SKYSONA in the fourth quarter of 2022.

REGULATORY
•LOVO-CEL: The Company expects to complete vector and drug product analytical comparability for the lovo-cel BLA in the fourth quarter of 2022 and remains on track to submit its BLA for lovo-cel in Q1 2023.
•LOVO-CEL: The Company remains in active communication with the FDA to resolve the lovo-cel partial clinical hold and resume enrollment and treatment of patients under the age of 18.

THIRD QUARTER 2022 FINANCIAL RESULTS

•Cash Position: The Company’s cash and cash equivalents and marketable securities balance was approximately $141 million as of September 30, 2022. In addition, the Company ended the quarter with $45 million in restricted cash. As a result of increased investment in current and upcoming launches, as well as post-marketing commitments related to the FDA approvals of ZYNTEGLO and SKYSONA, bluebird is adjusting its fourth quarter 2022 projected cash burn to between $75 million to $80 million. bluebird anticipates providing full year 2023 guidance in early next year.

As of September 30, 2022, the Company has raised approximately $54.1 million in net proceeds through its At-the-Market (ATM) equity facility. Of this $54.1 million, $46.1 million in net proceeds were realized in the third quarter. The Company expects its cash, cash equivalents and marketable securities, together with the anticipated release of $40 million of the Company’s restricted cash in the fourth quarter of 2022, will be sufficient to meet bluebird’s planned operating expenses and capital expenditure requirements into the second quarter of 2023.

This quarter the Company received two Priority Review Vouchers (PRVs) following the FDA approvals of ZYNTEGLO and SKYSONA and is exploring options to monetize both PRVs. Concurrently, the Company is exploring additional financing opportunities, including public or private equity and debt financings.

•Revenues: Total revenue was $0.1 million for the three months ended September 30, 2022, compared to $1.0 million for the three months ended September 30, 2021.

•R&D Expenses: Research and development expenses from continuing operations were $53.1 million for the three months ended September 30, 2022, compared to $73.7 million for the three months ended September 30, 2021. The decrease of $20.6 million was primarily due to decreased employee compensation, benefits, other head-count related expenses, information technology and facility-related costs, clinical trial costs, and material production costs. These decreased costs were partially offset by increased platform costs.

•SG&A Expenses: Selling, general and administrative expenses from continuing operations were $33.4 million for the three months ended September 30, 2022, compared to $42.2 million for the three months ended September 30, 2021. The decrease of $8.8 million was primarily due to decreased employee compensation, benefit, and other head-count related expenses and decreased commercial readiness activities due to the Company’s decision to focus its efforts on the U.S. market. These decreased costs were partially offset by increased information technology and facility-related costs, primarily attributed to rent expense due to the addition of the Company’s office leases in Cambridge and Somerville, Massachusetts. Cambridge rent expense was offset by $7.5 million in sublease rental income generated for the three months ended September 30, 2022, captured in "other income" on the Company's income statement.

•Net Loss: Net loss from continuing operations was $76.5 million for the three months ended September 30, 2022, compared to $216.8 million for the three months ended September 30, 2021.

About bluebird bio, Inc.
bluebird bio is pursuing curative gene therapies to give patients and their families more bluebird days.

With a dedicated focus on severe genetic diseases, bluebird has industry-leading programs for sickle cell disease, β-thalassemia and cerebral adrenoleukodystrophy and is advancing research to apply new technologies to these and other diseases. We custom design each of our therapies to address the underlying cause of disease and have developed in-depth and effective analytical methods to understand the safety of our lentiviral vector technologies and drive the field of gene therapy forward.

Founded in 2010, bluebird has the largest and deepest ex-vivo gene therapy data set in the world—setting the standard for the industry. Today, bluebird continues to forge new paths, combining our real-world experience with a deep commitment to patient communities and a people-centric culture that attracts and grows a diverse flock of dedicated birds.

bluebird bio, ZYNTEGLO and SKYSONA are registered trademarks of bluebird bio, Inc. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements, including our statements regarding the Company’s financial condition, results of operations, and anticipated cash burn for the fourth quarter of 2022, as well as statements regarding the Company’s plans and expectations for operations including expected timing relating to its regulatory approvals, commercial launches including the initiation of patient apheresis , anticipated QTC footprint, plans for future regulatory submissions, expectations regarding the timing of completion of vector and drug product analytical comparability for lovo-cel, expectations regarding the monetization of any Priority Review Vouchers, our expectations regarding the timing for a potential BLA submission for lovo-cel, expectations regarding our Charlestown, MA sublease, including anticipated savings; potential financing opportunities and upcoming events and presentations. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect bluebird bio’s business, particularly those identified in the risk factors discussion in bluebird bio’s Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. These risks include, but are not limited to: the risk that we may not realize expected cost savings from the restructuring, including the anticipated decrease in operational expenses, at the levels we expect; we may encounter additional delays in the development of our programs, including the imposition of new clinical holds or delays in resolving existing clinical holds, that may impact our ability to meet our expected timelines and increase our costs; the internal and external costs required for our ongoing and planned activities, and the resulting impact on expense and use of cash, has been, and may in the future be, higher than expected which has caused us, and may in the future cause us to use cash more quickly than we expect or change or curtail some of our plans or both; our expectations as to expenses, cash usage and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than our assumptions; the risk that the efficacy and safety results from our prior and ongoing clinical trials will not continue or be seen in additional patients treated with our product candidates; the risk that additional insertional oncogenic or other reportable events associated with lentiviral vector, drug product, or myeloablation will be discovered or reported over time; the risk that our eli-cel, beti-cel and lovo-cel programs may be subject to further delays in their development, including but not limited to the imposition of new clinical holds; the risk that any one or more of our products or product candidates, including eli-cel and, beti-cel or lovo-cel, will not be successfully developed, approved or commercialized, as applicable. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, bluebird bio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Investors & Media

Investors:
Courtney O’Leary, 978-621-7347
coleary@bluebirdbio.com

Media:
Sarah Alspach, 857-299-6198
sarah.alspach@bluebirdbio.com

bluebird bio, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$—	$768	$2,739	$1,492
Other revenue	71	251	795	564
Total revenues	71	1,019	3,534	2,056
Operating expenses:
Research and development	53,149	73,679	194,864	240,561
Selling, general and administrative	33,402	42,229	106,201	156,763
Cost of product revenue	—	19,385	10,056	35,176
Restructuring expenses	(1,699)	20,175	4,940	24,800
Total operating expenses	84,852	155,468	316,061	457,300
Loss from operations	(84,781)	(154,449)	(312,527)	(455,244)
Interest income, net	383	160	663	733
Other (expense) income, net	7,885	1,342	13,061	24,369
Loss before income taxes	(76,513)	(152,947)	(298,803)	(430,142)
Income tax (expense) benefit	(7)	113	(7)	(169)
Net loss from continuing operations	(76,520)	(152,834)	(298,810)	(430,311)
Net loss from discontinued operations	—	(63,982)	—	(234,015)
Net loss	$(76,520)	$(216,816)	$(298,810)	$(664,326)
Net loss per share from continuing operations - basic and diluted	$(0.94)	$(2.23)	$(3.91)	$(6.36)
Net loss per share from discontinued operations - basic and diluted	$—	$(0.93)	$—	$(3.46)
Net loss per share - basic and diluted	$(0.94)	$(3.16)	$(3.91)	$(9.81)
Weighted-average number of common shares used in computing net loss per share - basic and diluted:	81,543	68,621	76,361	67,701
Other comprehensive (loss) income:
Other comprehensive (loss) income, net of tax benefit (expense) of $0.0 million for the three and nine months ended September 30, 2022 and 2021	(214)	(129)	(1,719)	(401)
Total other comprehensive (loss) income	(214)	(129)	(1,719)	(401)
Comprehensive loss	$(76,734)	$(216,945)	$(300,529)	$(664,727)

bluebird bio, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited

As of September 30, 2022		As of December 31, 2021
Cash, cash equivalents and marketable securities	$141,040	$396,617
Total assets	$520,098	$593,795
Total liabilities	$361,241	$219,518
Total stockholders’ equity	$158,857	$374,277